Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Elizabeth Schroeder
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION

APPOINTS STEPHEN J. HEINMILLER, SVP INFORMATION TECHNOLOGY

DALLAS, TX – January 3, 2007 — Tuesday Morning Corporation (NASDAQ: TUES) announced today the appointment of Stephen J. Heinmiller, 56, as Senior Vice President of Information Technology effective January 1, 2007.  Mr. Heinmiller will replace Richard Nance, Chief Information Officer, who retired effective December 31, 2006 after 13 years of dedicated service to Tuesday Morning.  Mr. Heinmiller will report to Michael Marchetti, Executive Vice President and Chief Operating Officer.

Mr. Heinmiller joined Tuesday Morning in April, 2006 as Vice President of Information Technology.  Prior to joining Tuesday Morning, Mr. Heinmiller was a First Vice President of Application Development at MBNA in Dallas, Texas. In addition, he held information technology positions at Foot Locker, Inc., Montgomery Ward, Melville, Filene’s and Federated Department Stores, Inc. Mr. Heinmiller has a Bachelor of Science from The Ohio State University, Columbus.

“We would like to thank Richard for the many contributions he has made over the past 13 years to Tuesday Morning,” said Kathleen Mason, President and Chief Executive Officer.  “We are pleased to have the opportunity to promote an individual with Stephen’s level of expertise to lead our technology organization. He is an experienced information systems and operations leader with over 25 years experience in retail and banking.”

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 795 stores in 47 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 8.0 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.  The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

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